Exhibit 3.3

Certificate of Designation

for

Series X Super Voting Preferred Stock

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THOUGHTFUL MEDIA GROUP INCORPORATED

CERTIFICATE OF DESIGNATION OF

SERIES X SUPER VOTING PREFERRED STOCK

I, Kriangkrai Chaimongkol, hereby certify that I am the Chief Executive Officer of Thoughtful Media Group Incorporated (the “Company”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Articles of Incorporation (the “Articles of Incorporation”), the Board on June 17, 2024 adopted the following resolution creating a series of preferred stock designated as “Series X Super Voting Preferred Stock,” none of which shares have been issued:

RESOLVED, that pursuant to the authority vested in the Board, in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, $0.0001 par value per share, of the Company be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative participating, optional, or other rights of the shares of such series and the qualifications, limitations, and restrictions thereof are as follows:

TERMS OF SERIES X SUPER VOTING PREFERRED STOCK

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series X Super Voting Preferred Stock” (the “Series X Preferred Stock”). The authorized number of shares of Series X Preferred Stock shall be 75,000 shares (the “Series X Shares”). Each share of Series X Preferred Stock shall have a par value of $0.0001.

2.  Dividends. The holders Series X Shares (“Holders”) shall not be entitled to receive any dividends, and the Company shall not be obligated to declare or pay any dividends on the Series X Shares at any time.

3. Redemption Rights. The Series X Shares are not subject to any redemption rights.

4.  Conversion Rights. The Holders shall not have any rights hereunder to convert the Series X Shares into, or exchange the Series X Shares for any other series or class of capital stock of the Company.

5. Voting Rights. The Holders shall be entitled to 1,000 votes per share of Series X Preferred Stock held by the Holder and shall vote with Company’s Common Stock (and any other class or series of capital stock or the Company entitled to vote generally with the Common Stock) as a single class on all matters to be voted or consented upon by the voting of shares of capital stock of the Company.

6. Liquidation Preference. The Holders are not entitled to any liquidation preferences.

7. The terms of this Certificate of Designation may be amended by action of the Board of Directors of the Company and approval of the Holders of a majority of the voting power of the Series X Preferred Stock.

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8. Governing Law. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Las Vegas, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

9.  Severability. If any provision of this Certificate of Designation is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid, or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designation so long as this Certificate of Designation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity, or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

10.  Written Consents. All actions by the Holders with respect to the Series X Preferred Stok may be effected by written consent of the Holders holding a majority of the voting power of the Series X Shares outstanding, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable sections of the NRS permitting stockholder action, approval, and consent affected by written consent in lieu of a meeting.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series X Super Voting Preferred Stock of Thoughtful Media Group Incorporated to be signed by its Chief Executive Officer effective as of the 21st day of June, 2024.

Kriangkrai Chaimongkol, Chief Executive Officer

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